EXHIBIT 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Brad M. Watkins, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A.G. Lowenthal	Chairman, Chief Executive Officer (Principal Executive Officer), Director	January 24, 2024
A.G. Lowenthal

/s/ B.M. Watkins	Chief Financial Officer (Principal Financial and Accounting Officer)	January 24, 2024
B.M. Watkins

/s/ E. Behrens	Director	January 24, 2024
E. Behrens

/s/ T. Dwyer	Director	January 24, 2024
T. Dwyer

/s/ W. Ehrhardt	Director	January 24, 2024
W. Ehrhardt

/s/ P. Friedman	Director	January 24, 2024
P. Friedman

/s/ L. Roth	Director	January 24, 2024
L. Roth

/s/ R.S. Lowenthal	Director, President	January 24, 2024
R.S. Lowenthal

/s/ A.W. Oughtred	Director	January 24, 2024
A.W. Oughtred

/s/ T. Glasser	Director	January 24, 2024
T. Glasser

/s/ S. Kanter	Director	January 24, 2024
S. Kanter